Exhibit 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

SEI Daily Income Trust:

We consent to the use of our report dated March 28, 2012, with respect to the financial statements of the Prime Obligation Fund, one of the funds constituting the SEI Daily Income Trust, as of January 31, 2012, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
November 28, 2012